Exhibit 1


         STOCK PURCHASE AGREEMENT, dated as of December 31, 1996 (hereinafter, together with the Annexes hereto, referred to as "this Agreement"), between Argo Bancorp, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and The Deltec Banking Corporation Limited, a banking corporation organized under the laws of the Commonwealth of the Bahamas (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, the Office of Thrift Supervision ("OTS") has accepted a Rebuttal of Control Submission filed by Deltec International S.A., a Panamanian corporation ("Deltec"), and has signed a Rebuttal Agreement with Deltec and related parties permitting Deltec to acquire, through the Buyer, 25% of the outstanding voting stock of the Company;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the Company and the Buyer hereby agree as follows:


                                    ARTICLE 1

                                PURCHASE AND SALE

         1.1. Purchase and Sale. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions set forth herein, the Company agrees to issue and sell to the Buyer, and the Buyer agrees to purchase from the Company, at a purchase price of $38.00 per share, an aggregate of 111,563 2/3 shares (the "Shares") of the Company's original common stock, par value $0.01 per share (the Common Stock"), or an aggregate consideration equal to $4,239,419.34.

         1.2. Closing. The Company will deliver to the Buyer the certificates for the Shares, registered in the name of "The Deltec Banking Corporation Limited" and in such denominations (including fractional shares) as may be requested by the Buyer, against payment of the purchase price by wire transfer of New York Clearing House funds to the Company's Account #409278 at Mid City National Bank of Chicago, ABA #071001737, on December 31, 1996 or such other date as the Buyer and the Company may agree (the "Closing Date"). The certificates for the Shares and other documents to be delivered by the Company shall be delivered at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, who shall hold the certificates in escrow for delivery to the Buyer against payment therefor. The Buyer shall have the right to rescind this Agreement unless an amended Rebuttal Agreement satisfactory to the Buyer has been executed by the OTS within 60 days after the execution and delivery of this Agreement or such later date as may be mutually agreed by the parties hereto.

         1.3. Stockholder Agreement. At the Closing, the Company and the Buyer will enter into the Stockholder Agreement, dated as of the Closing Date, in substantially the form attached hereto as Annex 1 (the "Stockholder Agreement").

         1.4. Use of Proceeds. The Company will use the proceeds from the sale of the Shares to maintain regulatory capital at well capitalized levels at a subsidiary following growth of the subsidiary through its purchase of mortgage pools prior to year-end 1996.


                               Page 14 of 27 Pages

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer, that, except as specifically disclosed in a letter of the Company delivered to the Buyer prior to or on the date hereof (the "Disclosure Letter") (and making specific reference to the Section of this Agreement for which an exception is taken):

         2.1. Incorporation, Capitalization, Etc. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in all jurisdictions where such qualification is required. The Company has the authority to issue 5,000,000 shares of the par value $0.01 per share, of which 4,500,000 shares are common stock and 500,000 shares are serial preferred stock. The Company's authorized common stock consists of 3,020,000 shares designated as original common stock, 340,000 shares designated as Class B common stock, 340,000 shares designated as Class C common stock and 800,000 shares designated as Class D common stock, of which 334,691 shares designated as original common stock have been issued and no shares of Class B common stock, Class C common stock or Class D common stock have ever been issued or authorized to be issued. No shares of serial preferred stock have ever been issued or authorized to be issued. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and when issued to the Buyer in accordance with this Agreement the Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have any shares of its capital stock of any class reserved for issuance for any purpose, including for any outstanding option, warrant, call or commitment, nor does the Company have any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire, any shares of its capital stock, except for stock options to purchase not more than 202,259 shares of Common Stock pursuant to Company plans. The Company is a savings and loan holding company duly registered with the OTS under Section 10 of the Home Owners' Loan Act, as amended.

         2.2. Subsidiaries. The Company owns of record and beneficially all of the capital stock of Argo Federal Savings Bank, F.S.B. (the "Bank") and On-Line Financial Services, Inc. ("On-Line") and is the managing member of Empire/Argo Mortgage LLC ("Empire", and together with the Bank and On-Line, the "Subsidiaries"). The Company has delivered to the Buyer a true and complete list of all of its subsidiaries other than the Subsidiaries and of all other entities (whether corporations, partnerships, trusts, limited liability companies or other entities) in which the Company owns, directly or indirectly, 10% or more of the ownership interests. Each of the Subsidiaries has been duly incorporated, is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation or foreign limited liability company, as the case may be, in all jurisdictions where such qualification is required. All outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company free and clear of any lien, pledge, option, security interest, claim, restriction or other encumbrance. None of the Subsidiaries has any


                               Page 15 of 27 Pages
shares of its capital stock of any class reserved for issuance for any purpose, including for any outstanding option, warrant, call or commitment, nor does it have any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire, any shares of its capital stock.

         2.3. Authorization, Execution, Etc. The execution, delivery and performance by the Company of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Company and its stockholders, and each of this Agreement and the Stockholder Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery by the Company of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach or violation of or default under any law, rule or regulation, the certificate of incorporation or by-laws of the Company or the corresponding documents of any of the Subsidiaries, any judgment, decree, order, license or permit issued by any governmental or regulatory body, board or agency, or any agreement, indenture or instrument to which the Company or any of its Subsidiaries (or any of their respective properties) is a party or is otherwise subject.

         2.4. Reports, Financial Statements, Etc. All reports and other documents filed by the Company with the Securities and Exchange Commission (the "SEC") under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") (collectively, the "Reports"), are accurate and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of all Reports filed since January 1, 1995 have been furnished by the Company to the Buyer. The financial statements contained or incorporated by reference in the Reports fairly present the financial position, results of operations and changes in financial position to which they relate as at the dates and for the periods covered thereby (subject, in the case of unaudited interim statements, to normal year-end audit adjustments) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise stated therein. The Company and its Subsidiaries have timely filed all required reports, registrations and statements, together with any amendments thereto, with the SEC, the OTS, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, any state banking commission or other regulatory authority, the National Association of Securities Dealers, Inc. and any other self-regulatory organization.

         2.5. No Material Adverse Change. Except as otherwise disclosed in the Reports, since December 31, 1995, there has not been any material adverse change in the financial condition, results of operations, properties, assets, liabilities, business or prospects of the Company or any of its Subsidiaries.


                               Page 16 of 27 Pages

         2.6. Compliance with Law. To the best of its knowledge, the Company and each of its Subsidiaries has conducted its operations in compliance with all applicable laws, rules and regulations, has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect, except in each case where the failure to do so or to have done so would not have a material adverse effect on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits, nor has it been advised by any such authorities that they are contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

         2.7. Tax Matters. To the best of the Company's knowledge, the provisions made for taxes on the Company's balance sheets are sufficient for the payment of all accrued federal, state, county and local taxes, whether or not disputed, and all required tax returns have been timely and properly filed by the Company and each of its Subsidiaries.

         2.8. Litigation. There is no litigation, proceeding or governmental investigation pending or, so far as known to the Company, in prospect or threatened before any court, governmental agency or arbitrator against or relating to or affecting the Company or any of its Subsidiaries, which might result in a material adverse change in the financial condition, results of operations, properties, assets, liabilities, business or prospects of the Company or any of its Subsidiaries.

         2.9. Brokers and Intermediaries. Except as set forth in the Disclosure Letter, the Company has not employed any broker, finder, consultant, adviser or intermediary that would be entitled to a broker's, finder's or similar fee or commission in connection herewith or upon the consummation hereof.

         2.10. Antitakeover Provisions Inapplicable. The provisions of Articles XIII and XIV of the Company's restated certificate of incorporation do not and will not apply to this Agreement or the Stockholder Agreement or the transactions contemplated hereby or thereby, in the case of Article XIII, because the time provision applicable to that article has expired, and in the case of Article XIV, because the transactions contemplated thereby have received all of the required approvals stated therein.


                               Page 17 of 27 Pages

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Company that:

         3.1. Incorporation, Etc. The Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of the Bahamas.

         3.2. Authorization; Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Buyer, and each of this Agreement and the Stockholder Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery by the Buyer of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach or violation of or default under any law, rule or regulation, the certificate of incorporation or bylaws of the Buyer, any judgment, decree, order, license or permit issued by any government or regulatory body, board or agency, or any agreement, indenture or instrument to which the Buyer is a party or is otherwise subject.

         3.3. Consents. Except for the filing of a Rebuttal of Control Submission and entering into a Rebuttal Agreement with the OTS, no consent, license, approval or authorization is required to be obtained by the Buyer from, and no notice or filing is required to be given by the Buyer to or to be made by the Buyer with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement or the Stockholder Agreement and the consummation of the transactions contemplated hereby or thereby.

         3.4. Brokers and Intermediaries. The Buyer has not employed any broker, finder, consultant, adviser or intermediary that would be entitled to a broker's, finder's or similar fee or commission in connection herewith or upon the consummation hereof.

         3.5. Acquisition for Investment. The Shares are being acquired by the Buyer for its own account solely for the purpose of investment without any view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws, and with no present intention of distributing or reselling any part thereof.


                                    ARTICLE 4

                       CONDITIONS PRECEDENT OF THE COMPANY

         The obligation of the Company to sell the Shares to the Buyer is subject to the satisfaction (or waiver) of each of the following conditions:


                               Page 18 of 27 Pages

         4.1. Representations and Warranties. The representations and warranties of the Buyer contained in Article 3 shall be true and correct in all respects as if made at and as of the Closing, and the Buyer shall have performed and complied in all respects with all undertakings and agreements required by this Agreement to be performed or complied with by the Buyer prior to the Closing.

         4.2. Compliance with Law. No law, regulation, order or injunction of any court or governmental authority of competent jurisdiction shall be in effect which prohibits the consummation of the transactions contemplated hereby.


                                    ARTICLE 5

                        CONDITIONS PRECEDENT OF THE BUYER

         The obligation of the Buyer to purchase the Shares at the Closing is subject to the satisfaction (or waiver) of each of the following conditions:

         5.1. Representations and Warranties. The representations and warranties of the Company contained in Article 2 shall be true and complete in all respects as if made at and as of the Closing, and the Company shall have performed and complied in all respects with all undertakings and agreements required by this Agreement to be performed or complied with by the Company prior to the Closing.

         5.2. Compliance with Law. No law, regulation, order or injunction of any court or governmental authority of competent jurisdiction shall be in effect which prohibits the consummation of the transactions contemplated hereby.

         5.3. Legal Opinion. At the Closing, the Buyer shall have received the opinion of Muldoon, Murphy & Faucette, counsel to the Company, substantially in the form attached as Annex 2 hereto.


                                    ARTICLE 6

                                  MISCELLANEOUS

         6.1. Further Assurances. From time to time after the Closing, the Company shall execute and deliver, or cause to be executed and delivered, such documents to the Buyer as the Buyer shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement or the Stockholder Agreement, and from time to time after the Closing, the Buyer will execute and deliver, or cause to be executed and delivered, such documents to the Company as the Company shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement or the Stockholder Agreement.

         6.2. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         6.3. Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed


                               Page 19 of 27 Pages
to have been duly given when received if delivered by hand, facsimile transmission or by United States mail (registered, return receipt requested), properly addressed and postage prepaid:

            If to the Company, to:

                  Argo Bancorp, Inc.
                  7600 West 63rd Street
                  Summit, Illinois 60501

                  Attn:  Frances Pitts, Esq.
                          General Counsel
                  Tel.: 708-496-7178
                  Fax: 708-496-2946

            with a copy to:

                  Muldoon, Murphy & Faucette
                  5101 Wisconsin Avenue, N.W.
                  Washington, D.C. 20016

                  Attn: Mary M. Sjoquist, Esq.
                  Tel.: 202-362-0840
                  Fax: 202-966-9409

            If to the Buyer, to:

                  The Deltec Banking Corporation Limited
                  Deltec House, P.O. Box N-3229
                  Lyford Cay, Nassau, Bahamas

                  Attn:  Matthew F. Gibbons, President
                  Tel.: 242-362-4549
                  Fax: 242-362-4623

            with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004

                  Attn: Richard R. Howe, Esq.
                  Tel.: 212 558-3612
                  Fax: 212 558-3111

Such names and addresses may be changed by such notice.

         6.4. Entire Agreement. This Agreement and the Stockholder Agreement contain the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, regarding such subject matter.

         6.5. Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or permitted assigns.


                               Page 20 of 27 Pages

         6.6. Headings; References. The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.7. Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

         6.8. Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

         6.9. Severability; Enforcement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

         6.10. Jurisdiction. The Buyer and the Company hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the Buyer and the Company agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. The Buyer and the Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Company and the Buyer waive any rights they may have to a jury trial.

         6.11. Waiver. Any of the conditions to Closing set forth in this Agreement may be waived in writing at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provisions. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.


                               Page 21 of 27 Pages

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                  ARGO BANCORP, INC.



                  By:  /s/ Frances M. Pitts
                     Name: Frances M. Pitts
                     Title: Executive Vice President & Corporate Secretary


                  THE DELTEC BANKING CORPORATION LIMITED



                  By:  /s/ Matthew F. Gibbons
                     Name: Matthew F. Gibbons
                     Title: President



                               Page 22 of 27 Pages